September 26, 2007

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20540

Re: NorAm Capital Holdings, Inc.
File No. 0-2661

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of NorAm Capital Holdings, Inc. dated September 26, 2007, and agree with the statements concerning our Firm under the heading "Changes in Registrant's Certifying Accountant" and the paragraphs therein. We have no basis to agree or disagree with the other statements made by the Registrant contained therein.

Very truly yours,

Whitley Penn LLP